Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration Statement No. 333-132747 Dated June 22, 2007

Performance Securities with Partial Protection
Linked to an International Index Basket

UBS AG, Jersey Branch

Indicative Terms			Product Description

The Securities provide exposure to potential price appreciation in a basket of international equity indices as well as protection at maturity of 20% of your principal. Partial principal protected investments can help reduce portfolio risk while maintaining an enhanced exposure to equities. The partial principal protection feature only applies at maturity.
Issuer	UBS AG (Jersey Branch)
Issue Price	$10 per Security
Index Basket and	35% Dow Jones EURO	5% Swiss Market Index
Weightings	STOXX 50® Index	5% S&P/ASX 200® Index
	25% FTSETM 100 Index	5% MSCI® Emerging
Markets IndexSM
25% Nikkei® 225 Index
Term	3 years
Participation Rate	112%-122% (to be determined on the trade date)
Payment on	Investors will receive a cash payment at maturity
Maturity Date	that is based on the Basket Return:
	w If the Basket Return is positive, you will receive		Benefits
100% of principal plus an additional payment
equal to your principal x the Basket Return x

❑  Growth Potential: Investors receive enhanced upside participation in the performance of an international index basket

❑  Partial Protection of Capital: At maturity, investors will receive a cash payment equal to at least 20% of their invested principal

❑  Diversification: Investors can diversify in a partial principal protected investment linked to a basket of indexes

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you of any material changes to the terms of the Securities.

the Participation Rate
w If the Basket Return is between 0% and
–20%, you will receive 100% of principal
w If the Basket Return is less than –20%, you will
lose 1% (or fraction thereof) of your principal
for each 1% (or fraction thereof) that the
Basket Return is below –20%
If the basket has declined by more than 20%
over the term of the Securities, you may lose
80% of your principal at maturity.
Basket Return	Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level	100
Basket Ending Level	The closing level of the Basket on the final valuation
date
Trade Date*	July 26, 2007
Settlement Date*	July 31, 2007
Final Valuation Date*	July 27, 2010
Maturity Date*	July 30, 2010
* Expected
In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.

Scenario Analysis at Maturity

Assumptions: 117% x Positive Basket Return; protects against a decline of up to 20% in the basket

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated April 4, 2007.

Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration Statement No. 333-132747
Dated June 22, 2007

Index Descriptions	Historical Performance

The Dow Jones® EURO STOXX 50 Index (“EURO STOXX Index”) is an index of 50 European stocks from the countries participating in the European Monetary Union.

The FTSETM 100 Index (“FTSE 100 Index”) is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange.

The Nikkei® 225 Index (“Nikkei Index”) is an index of 25 stocks listed on the Tokyo Stock Exchange.

The Swiss Market Index (“SMI Index”) consists of up to a maximum of 30 of the largest and most liquid large and mid-cap stocks in the Swiss equity market.

The S&P/ASX 200® Index (“S&P/ASX 200 Index”) is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the S&P Australian Index Committee.

The MSCI® Emerging Markets IndexSM (“MSCI-EM Index”) comprises 28 emerging market economies and 852 stocks (as of June 21, 2007).

The graph below illustrates the historical performance of the Index Basket from 6/30/1997 to 6/21/2007.

Source: Bloomberg L.P.

Historical performance of the Index Basket should not be taken as an indication of future performance.

Investor Suitability and Key Risks

The Securities may be suitable for you if:

w   You seek an investment with a return linked to the performance of the Index Basket.

w   You seek an investment that offers partial principal protection when the Securities are held to maturity.

w   You are willing to hold the Securities to maturity.

w   You do not seek current income from this investment.

w   You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be determined on trade date).

The Securities may not be suitable for you if:

w   You do not seek an investment with exposure to any of the economies of Japan, Europe, Australia, U.K., Switzerland or of emerging markets.

w   You are unable or unwilling to hold the Securities to maturity.

w   You seek an investment that is 100% principal protected.

w   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

w   You seek current income from your investments.

w   You seek an investment for which there will be an active secondary market.

Key Risks:

w   At maturity, the Securities are exposed to any decline in the level of the Index Basket in excess of 20%.

w   Partial principal protection feature applies only if you hold the Securities to maturity—You should be willing to hold the Securities to maturity.

w   Market risk—The return on the Securities is linked to the performance of the indexes and may be positive or negative.

w   No interest payments—You will not receive any periodic interest payments on the Securities.

w   Limited direct exposure to fluctuations in foreign exchange rates—The value of your Securities will not be adjusted for fluctuations in exchange rates related to the U.S. dollar that might affect the prices of the stocks comprising the Basket Indices. The Securities, however, may be subject to currency exchange risk because the MSCI® Emerging Markets IndexSM (but not its component stocks) is denominated in U.S. dollars.

w   There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any securities exchange.

Investors are urged to review the section “Risk Factors” in the preliminary prospectus supplement relating to this offering for a more detailed description of the risks related to an investment in the Securities.

The returns on UBS structured securities are linked to the performance of the relevant underlying asset or index. Investing in a structured note is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free at 1-800-657-9836.